                                                                      EXHIBIT 7

[National-Standard Letterhead]



February 18, 2000

Mr. Michael E. Heisley
Chief Executive Officer
Heico Acquisitions
5600 Three First National Plaza
Chicago, Illinois  60602

Dear Mr. Heisley:

         In connection with your consideration of a possible negotiated transaction with National-Standard Company and its subsidiaries (the "Company"), the Company is prepared to make available certain information concerning its business, financial condition, operations, assets and liabilities (the "Evaluation Material"). As a condition to the Evaluation Material being furnished to you and to your directors, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) (collectively the "Representatives"), you agree to treat the Evaluation Material in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions as set forth below.

         The term "Evaluation Material" shall also include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or to your Representatives pursuant to this agreement. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by either a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company, or, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company.

         You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and Heico Acquisitions, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential (and who are provided with a copy of this letter agreement and agree to be bound by its terms). In any event, you shall be responsible for any breach of this letter agreement by any of your

Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

         In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company, or, any of the terms, conditions or other facts with respect thereto (including the status thereof). However, you may make such disclosure if you have received the written opinion of your outside counsel that such disclosure must be made by you in order that you not commit a violation of law. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

         In the event that you or your Representatives are requested or required to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or your Representatives are nonetheless, in the written opinion of your outside counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representative may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise all reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

         If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will promptly deliver to the Company all Evaluation Material (and all copies thereof), or in lieu of delivery to the Company you will destroy such Evaluation Material, furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

         You understand and acknowledge that neither the Company nor any of its Representatives (including its investment banker, if any) or any of the Company's directors, officers, or employees makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives (including its investment banker, if any) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

         In consideration of the Evaluation Material being furnished to you, you hereby agree that for a period of one year from the date hereof, neither you nor any of your "affiliates" (as such word is defined under the Securities Exchange Act of 1934, as amended), will directly solicit the employment of the current officers or employees of the Company without obtaining the prior written consent of the Company.

         You further agree that, for a period of one year from the date of this agreement, unless such shall have been specifically invited in writing by the Company and other than a purchase by you and your affiliates of up to 10% of any class of outstanding securities of the Company, neither you nor any of your "affiliates" (as such word is defined under the Securities Exchange Act of 1934, as amended) or Representatives will in any manner (a) effect or seek, offer or propose (publicly or otherwise) to effect, or cause or participate in or in any way assist any other person in: (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, or communications referred to in Rules 14a-1(e)(iv) or 14a-2(b) of such proxy rules and relating to the Company or its securities; (b) form, join or in any way participate in a "group" or act in concert with any other person or entity or otherwise become a "person" (both as defined under Section 13(d) of the 1934
Act) with respect to any voting securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. This paragraph shall not foreclose you from making an offer or proposal directly to the Company and shall be inapplicable in the event that a third party not affiliated with you (or any other party with whom you are acting in concert, directly or indirectly), manifests a bona-fide intention to acquire all or any substantial portion of the Company's assets or securities or otherwise seeks to obtain control of the Company.

         You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement.

         You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

         You further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, as they in their sole discretion shall determine (including negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (iii) you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof); nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into.

         Neither the foregoing paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to the paragraph (or such provision) and explicitly make such waiver or amendment.

         It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

         It is further understood and agreed that money damages alone would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your Representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom.

         This letter agreement is for the benefit of the Company, its investment banker, if any, and their directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the internal laws of the State of Indiana applicable to agreements made and to be performed therein. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in the States of Indiana or Illinois for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the United States of America located in the States of Indiana or Illinois, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

/s/ Ronald B. Kalich

Ronald B. Kalich
President & Chief Executive Officer


Accepted and Agreed:
Heico Acquisitions


By:  /s/ Thomas H. Pearson
     -------------------------

Its: Managing Director
     -------------------------